Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721
OLD DOMINION FREIGHT LINE PROVIDES UPDATE FOR SECOND-QUARTER 2017

THOMASVILLE, N.C. - (June 5, 2017) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today reported certain less-than-truckload (“LTL”) operating metrics for May 2017. LTL tons per day increased 5.8% as compared to May 2016 due to a 5.7% increase in LTL shipments per day and a 0.1% increase in LTL weight per shipment. For the quarter-to-date period, LTL revenue per hundredweight increased 5.3% and LTL revenue per hundredweight, excluding fuel surcharges, increased 3.5% as compared to the same period last year.

David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion, commented, “We are pleased with the growth in our LTL tons for April and May, and believe that our growth reflects an improving domestic economy. This growth in LTL tons is also attributable to the consistent execution of our long-term strategic plan, which includes delivering superior service at a fair price to our customers. By continuing to deliver this value proposition in an improving economy, we believe we can win market share and increase shareholder value.”

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets may decrease demand for our services; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (10) the availability and cost of capital for

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ODFL Provides Update for Second-Quarter 2017

June 5, 2017

our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings, inquiries or notices; (17) the costs and potential liabilities related to our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely could cause us to incur costs or result in a loss of business; (25) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (26) damage to our reputation through unfavorable publicity; (27) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (28) dilution to existing shareholders caused by any issuance of additional equity; (29) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (30) fluctuations in the market value of our common stock; (31) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (32) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances, and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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